033 Putnam American Government Income Fund
9/30/08 Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended September 30, 2008, Putnam Management has assumed $1,131 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A	$31,459
Class B	  1,060
Class C	    229

72DD2 (000s omitted)
Class M      $106
Class R   		27
Class Y   	    870

73A1
Class A   $0.450
Class B   0.381
Class C   0.384

73A2
Class M   $0.426
Class R   0.423
Class Y   0.474

74U1 (000s omitted)
Class A	70,618
Class B	 2,638
Class C      755

74U2 (000s omitted)
Class M      252
Class R       35
Class Y    2,355

74V1
Class A	$8.72
Class B	8.66
Class C	8.69

74V2
Class M	$8.76
Class R   8.72
Class Y   8.70

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.